Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Medirom Healthcare Technologies Inc. (the “Company”) of our report dated May 30, 2023, relating to the audited consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022. Our report dated May 30, 2023 also includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

/s/ TAAD, LLP

Diamond Bar, California
October 2, 2023